Exhibit 15.1

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders CD Radio Inc.:

         We have audited the accompanying consolidated balance sheets of CD Radio Inc. and Subsidiary (a Development Stage Enterprise) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and for the period May 17, 1990 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The aforementioned consolidated financial statements have been prepared assuming that the Company would continue as a going concern. Our report on our audit of such consolidated financial statements was issued originally under date of March 3, 1998. Such report was based upon the facts and circumstances as they existed at that time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through December 31, 1998. Subsequent to the date of issuance of our original report, certain uncertainties have arisen as described in "RISK FACTORS--EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW" and "NEED FOR SUBSTANTIAL ADDITIONAL FINANCING" appearing in Amendment No. 3 to the Company's Form S-3, filed on October 7, 1998. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicate at October 7, 1998, that the Company may be unable to continue as a going concern through 1999.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CD Radio Inc. and Subsidiary as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended
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December 31, 1997 and for the period May 17, 1990 (date of inception) to
December 31, 1997 in conformity with generally accepted accounting principles.



McLean, VA
March 3, 1998, except as to
the third paragraph for which
the date is
October 7, 1998.